EXECUTION VERSION


                   AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS


          This Agreement and General Release of all Claims (the "Agreement") is entered into by and between Cognizant Technology Solutions Corporation (the "Company") and Kumar Mahadeva (the "Employee") and dated December 19, 2003 (the "Effective Date").

          In consideration of the promises set forth in this Agreement, the Employee and the Company (the "Parties") hereby agree as follows:

1. ENTIRE AGREEMENT.

      This Agreement is the entire agreement between the Parties with respect to the subject matter hereof and, other than as specifically stated herein, contains all agreements, whether written, oral, express or implied, between the Parties relating thereto and supersedes and extinguishes any other agreement relating thereto, whether written, oral, express or implied, between the Parties. Other than this Agreement and as otherwise explicitly stated herein, there are no agreements of any nature whatsoever between the Employee and the Company that survive this Agreement. This Agreement may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by the Parties.

2. CONTINUATION AND CESSATION OF EMPLOYMENT AND APPOINTMENTS.

      A. The Employee hereby resigns, as of the Effective Date, as Chief Executive Officer of the Company, and as an officer and director of the Company and all of its affiliates and subsidiaries (collectively, the "Company Group"). The Employee will continue as a non-executive employee of the Company (and of no other member of the Company Group) until April 1, 2004, or such earlier date as his employment is terminated in accordance with Section 2.B. or 2.C. (the "Termination Date"), and his employment with the Company shall cease at 11:59pm on the Termination Date. The Employee shall take all actions and execute all documents reasonably requested by the Company in order to implement the preceding two sentences. As of and following the Effective Date, the Employee shall have no authority to act on behalf of the Company or any other member of the Company Group, and shall not hold himself out as having such authority or otherwise act in an executive, director or other decision making capacity, unless and only to the extent specifically granted such authority in writing by the Company's Chief Executive Officer or Chief Operating Officer after the Effective Date and before the Termination Date.

      B. The Company may terminate the Employee's employment after the Effective Date and before the Termination Date only for actions or failures to act following the Effective Date that constitute "Cause," as defined in the Company's 1999 Incentive Compensation Plan (the "1999 Plan") or in the Severance and Noncompetition Agreement between the Parties (the "Severance Agreement").

      C. The Employee may resign his employment after the Effective Date and before the Termination Date at any time for any reason, by giving advance written notice to the Company which identifies the date of such resignation.


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                                                                               2


      D. From the Effective Date through the Termination Date the Employee shall use his reasonable best efforts during normal business hours to perform such tasks comparable to and commensurate with the Employee's duties and responsibilities as the chief executive officer of the Company as may be assigned to him by the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of the Company, including but not limited to assisting the Company in the transition to a new Chief Executive Officer. From the Effective Date through the Termination Date the Company will provide to the Employee an office and secretarial assistance appropriate for a retired chief executive officer that is remaining available to perform services for the Company.

      E. The Parties agree that the cessation of the Employee's employment on the Termination Date shall be treated as a resignation by the Employee, and as a termination described in (i) Section 14.3 of the 1999 Plan in respect of the stock option grant made to the Employee as of May 14, 1999 (the "1999 Option Grant"), which grant the Parties agree is governed by the provisions of the 1999 Plan, and (ii) Section 6(e) of the Stock Option Agreement between the Parties dated as of March 29, 2001 (the "2001 Option Agreement") in respect of the stock option grant made to the Employee as of such date (the "2001 Option Grant") and
(iii) Section 6(e) of the Stock Option Agreement between the Parties dated as of February 5, 2003 (the "2003 Stock Option Agreement") in respect of the stock option grant made to the Employee as of such date (the "2003 Option Grant"); provided that if the Employee is terminated by the Company pursuant to Section 2.B., then such termination shall be considered to be a termination for "Cause" under the 1999 Plan, the 2001 Option Agreement and the 2003 Option Agreement. Each of the 1999 Plan, the 1999 Option Grant, the 2001 Option Grant and the 2003 Option Grant are agreements that survive this Agreement.

3. ENTITLEMENTS: STOCK OPTIONS.

      A. As of and after the Effective Date, the Employee shall continue to participate only in those employee benefit plans and arrangements sponsored by the Company which are available to non-executive employees of the Company. As of and following the Termination Date, the Employee shall no longer accrue service credit or have contributions made on his behalf under, any employee benefit plan or arrangement sponsored by the Company in respect of periods commencing on and following the Termination Date including, without limitation, any plan which is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended; provided that the Employee may elect continued group health care coverage pursuant to COBRA and in accordance with the terms of the Company's group health plans. The Employee shall be entitled to all benefits accrued through the Termination Date, to the extent vested, under all employee benefit plans of the Company, in accordance with the terms of such plans, and these plans and the Employee's rights under these plans shall survive this Agreement.

      B. During the period commencing on the Effective Date and ending on the Termination Date, the Employee's sole cash compensation from the Company in respect of his employment shall be salary at a rate of $100,000 per year, payable in accordance with the Company's normal payroll practices. The Employee shall receive no bonus in respect of 2003.


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                                                                               3


      C. Subject to Sections 2.E. and 7.H., the 1999 Option Grant, the 2001 Option Grant and the 2003 Option Grant shall be treated in accordance with the 1999 Plan, the 2001 Option Agreement and the 2003 Option Agreement, respectively.

      D. Any shares of Company common stock obtained by the Employee through the exercise of stock options on or after the Effective Date may be sold by the Employee only in a manner which does not exceed the volume limits of Rule 144 promulgated under the Securities Act of 1933, irrespective of whether or not the exemption provided by Rule 144 is legally necessary in order for the Employee to sell Company common stock but for this Section 3.E.

      E. The Company shall reimburse the Employee for all reasonable and customary expenses incurred by the Executive in performing services for the Company prior to the Effective Date and while performing any services pursuant to Section 2.D of this Agreement, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company; provided that any expense incurred after the Effective Date in excess of $2,000, individually or in the aggregate, shall require the prior written consent of the Company's Chief Executive Officer or Chief Financial Officer.

      F. Employee shall, after the Effective Date, retain all rights to indemnification under applicable law and under the Certificates of Incorporation or By-Laws of the Company and any other member of the Company Group, as they may be amended or restated from time to time. In addition, the Company and any other member of the Company Group shall maintain director's and officer's liability insurance coverage on behalf of the Employee, at the level no less than that in effect from time to time for acting directors and officers, for the six-year period following the Termination Date, and throughout the period of any applicable statute of limitations.

      G. The Company shall pay, or reimburse the Employee for, reasonable attorney's fees and expenses actually incurred by the Employee in the retention of Milbank, Tweed, Hadley & McCloy in connection with his termination of employment with the Company.

      H. Except as set forth in this Section 3, the Company shall have no obligation under this Agreement or otherwise to make any payment or provide any benefit to the Employee following the Termination Date.

4. RETURN OF COMPANY PROPERTY.

          No later than the Termination Date, the Employee shall return to the Company all originals and copies of papers, notes and documents (in any medium, including computer disks), whether property of the Company Group or not, prepared, received or obtained by the Employee or his counsel during the course of his employment with the Company or any member of the Company Group, and all equipment and property of the Company Group which may be in the Employee's possession or under his control, whether at the Company's offices, the Employee's home or elsewhere, including all such papers, work papers, notes, documents and equipment in the possession of the Employee or his counsel. The Employee agrees that he and his family and counsel shall not retain copies of any such papers, work papers, notes and documents. Notwithstanding the foregoing, the Employee and his counsel may retain copies of any employment or benefits agreements between the Employee and the Company, this Agreement,


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                                                                               4


any publicly filed materials, any employee benefit plan materials distributed generally to participants in any such plan by the Company and any papers, work papers, notes and documents relating to this Agreement and the termination of Employee's employment with the Company. On the Effective Date, all telephone and other accounts being paid by the Company on the Employee's behalf shall be terminated and all company credit cards shall be returned to the Company and canceled. To the extent any charges are made by the Employee using company accounts or credit cards after the Effective Date, such charges will be solely the Employee's responsibility.

5. CONFIDENTIALITY.

      A. The existence of and the terms and conditions of this Agreement shall be held confidential by the Parties hereto, except for disclosure (i) by the Company to its legal, actuarial and accounting advisors, or as otherwise required by Federal securities or other laws, or to its directors and executive officers in respect of Section 6.A., (ii) by the Employee to his legal and financial advisors and immediate family members, (iii) by either Party if required by order of a court or other body having jurisdiction over such matter, or otherwise as required under the securities laws or the applicable rules of any stock exchange or stock quotation or trading system, and (iv) by either Party with the written consent of the other; provided that this obligation shall cease to apply when and if this Agreement is made available to the public by the Company to comply with Federal securities or other laws.

      B. Notwithstanding Section 5.A., any party to this Agreement (and each employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) related to such tax treatment and tax structure; provided, however, that this sentence shall not permit any person to disclose the name of, or other information that would identify, any party to such transactions or to disclose confidential commercial information regarding such transactions.

6. NONDISPARAGEMENT; COOPERATION.

      A. The Employee shall not make or publish any statement (orally or in writing), or instigate, assist or participate in the making or publication of any statement, which would or could adversely affect, libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) or expose to hatred, contempt or ridicule (a) any member of the Company Group; (b) any of their services, affairs or operations; or (c) any of their past or present directors, officers, employees or agents. Neither the Company nor any other member of the Company Group shall make or publish any statement (orally or in writing), or instigate, assist or participate in the making or publication of any statement, which would or could adversely affect, libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) or expose to hatred, contempt or ridicule the Employee. The Company shall advise each director and executive officer of the Company and each other member of the Company Group in writing of the substance of this Section 6.A. and shall take reasonable measures to cause them not to make or publish any statement (orally or in writing), or instigate, assist or participate in the making or publication of any statement, which would or could adversely affect, libel, slander or


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                                                                               5


disparage (whether or not such disparagement legally constitutes libel or slander) or expose to hatred, contempt or ridicule the Employee. From and after the Effective Date, the Employee shall not discuss with any customer, supplier, stockholder, financial analyst or other person having dealings with or business relations with the Company any matter relating to the business, operations, financial condition or prospects of the Company, except in accordance with guidelines established by the Board of Directors of the Company, and shall refer any requests for any such information by any such person to the Company's Chief Financial Officer or General Counsel, or to such person as either of them may direct.

      B. Notwithstanding the forgoing, nothing in this Section 6 shall prevent any person from (i) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement or (ii) making any truthful statement to the extent (x) necessary in connection with any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (y) required by law or by any court, arbitrator, mediator or administrative or legislative body with apparent jurisdiction or authority to order or require such person to disclose or make accessible such information.

      C. The Employee shall continue to make himself available at reasonable times to advise the Company Group, at the reasonable request of the Chief Executive Officer or General Counsel of the Company, about disputes with third parties as to which the Employee has knowledge, and the Employee agrees to cooperate fully with the Company Group in connection with litigation, arbitration and similar proceedings (collectively "Dispute Proceedings") and to provide testimony with respect to the Employee's knowledge in any such Dispute Proceedings involving any member of the Company Group. After the Termination Date, the Company agrees to pay the Employee a stipend of $3,000 per day (or any portion thereof) for service performed by the Employee for any member of the Company Group pursuant to this Section 6.C. In the event that the Employee is requested by any member of the Company Group to cooperate as required in this
Section 6.C., the Company shall reimburse the Employee for his reasonable out-of-pocket travel, lodging expenses and reasonable attorney's fees and expenses.

7. ACKNOWLEDGMENTS; RELEASE.

      A. In consideration of the Company's execution of this Agreement, and except with respect to the Company's obligations arising under this Agreement (including, without limitation, the options described in Section 2.E and any employee benefit plan described in Section 3.A), the Employee, for and on behalf of himself and his heirs and assigns, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action arising out of or relating to the Employee's employment or termination of employment with, or his serving in any capacity in respect of, any member of the Company Group, both known and unknown, in law or in equity, which the Employee may now have, ever had or may have in the future against any member of the Company Group or any shareholder, employee, director or officer of any member of the Company Group (collectively, the "Company Releasees") based on any action, inaction or other circumstances occurring at any time prior to and through the Effective
Date, including, without limitation, any claim which but for this Agreement might have been due the Employee under any previous agreement executed by and between any member of the Company Group and the Employee, and any complaint, charge or


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                                                                               6


cause of action arising out of his employment with the Company Group under the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, all as amended; and all other federal, state and local laws. By signing this Agreement the Employee acknowledges that he intends to waive and release any rights known or unknown he may have against the Company Releasees under these and any other laws to the extent permitted by applicable law.

      B. The Employee acknowledges that he has not filed any complaint, charge, claim or proceeding against any of the Company Releasees before any local, state or federal agency, court or other body relating to his compensation or his employment or the resignation thereof (each individually a "Proceeding").

      C. The Employee (i) acknowledges that he will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission ("EEOC"); provided, however, that the employee shall be entitled to bring any type of complaint, charge or proceeding against the Company in order to enforce his rights under this Agreement, including, without limitation, his rights under any options described in Section 2.E and any employee benefit plan described in Section 3.A. Further, the Employee understands that by entering into this Agreement, he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company Releasees. Notwithstanding the above, nothing in this Section 7 shall prevent the Employee from initiating or participating in an investigation or proceeding conducted by the EEOC.

      D. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, SPECIFICALLY FREDERICK C. KNEIP OF THE FIRM MILBANK, TWEED, HADLEY & McCLOY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE COMPANY RELEASEES, AS DESCRIBED IN THIS SECTION 7 AND THE OTHER PROVISIONS HEREOF. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT AND THE EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

      E. Notwithstanding the foregoing, the Employee does not release, discharge or waive any rights to indemnification that he may have under the By-Laws of the Company or any other member of the Company Group, the laws of the State of Delaware or any other applicable jurisdiction, or any indemnification agreement between the Employee and any member of the Company Group, or to any insurance coverage maintained by or on behalf of any member of the Company Group.


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                                                                               7


      F. In consideration of the Employee's execution of this Agreement, and except with respect to the Employee's obligations arising under this Agreement, the Company on its own behalf, on behalf of its successors and assigns and legal representatives, on behalf of any other member of the Company Group and on behalf of any of their successors and assigns and legal representatives (collectively, the "Company Releasors"), hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action arising out of or relating to the Employee's employment or termination of employment with, or his serving as a director of or in any other capacity in respect of, any member of the Company Group, both known and unknown, in law or in equity, which any of the Company Releasors may now have, ever had or may have in the future against the Employee, all of his respective successors, assigns, legal representatives, heirs, executors and administrators (in their capacities as such), past and present (the "Employee Releasees"), based on any action, inaction or other circumstances occurring at any time prior to and through the Effective Date, except any Claims that arise under or are in connection with (x) any knowing criminal act of the Employee involving facts or circumstances not known to the Company or any member of its Board of Directors on the Effective Date or (y) any liability imposed on the Employee and other individuals in their respective capacities as a member or former member of the Board of Directors of the Company in connection with a shareholder derivative action. The Company warrants and represents that no member of the Company Group has directly or indirectly transferred or assigned rights or causes of action against the Employee Releasees. The Company agrees not to make, assert or maintain (either directly or indirectly through any other member of the Company Group) any charge, claim, demand or action which would be covered by this release.

      G. As a condition to the exercise of any portion of the 1999 Option Grant, the portion of the 2001 Option Grant which vests on March 29, 2004 and the portion of the 2003 Option Grant which vests on February 5, 2004, the Employee shall provide to the Company no later than the time that the notice of such exercise is provided to the Company or its representative a written and signed reaffirmation in the following format:

            I hereby reaffirm, through and including the date hereof, (i) my release of Cognizant Technology Solutions, Inc. (the "Company")
            contained in Section 7.A. of the Separation Agreement and General Release of All Claim between me and the Company, dated as of December 19, 2003 (the "Agreement"), and (ii) my acknowledgements contained in Sections 7.B. and 7.C. of the Agreement. Notwithstanding the foregoing, I do not release, discharge or waive any rights to indemnification that I may have under the By-Laws of the Company or any other member of the Company Group, the laws of the State of Delaware or any other applicable jurisdiction, any indemnification agreement between me and any member of the Company Group or any insurance coverage maintained by or on behalf of any member of the Company Group.

Notwithstanding the above, if the Employee provides such reaffirmation on or following the Termination Date, effective through the including the Termination Date, then he will not be required to provide any future affirmation as a condition to the exercise of any stock options.

8. SURVIVAL OF PORTIONS OF THE SEVERANCE AGREEMENT.

          Notwithstanding anything contained herein to the contrary, Sections 1, 2, 3, 4, 6, 7 and 10 of the Severance Agreement shall survive this Agreement and remain in force in accordance with their terms.

9. AVAILABILITY OF RELIEF. The Employee acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under this Agreement, including but not limited to his obligations under Sections 4, 5, 6 and 8 of this Agreement, would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Employee acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of his violation of any such provision of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

10. PRESS RELEASE; PUBLIC STATEMENTS. The Parties acknowledge and agree that the Company will issue a press release following the execution of this Agreement by the Parties. The portion of such press release which contains any reference to the Employee shall be in the form attached as Exhibit A hereto, or in such other form as the Parties may agree, which agreement may not be unreasonably withheld or delayed. The Company will give the Employee a copy of the entire press release, and the Employee will be given a reasonable opportunity to comment on it prior to its release; provided that the Company may accept or reject any such comments in its sole discretion. Except as provided in Section 6.B., the Parties agree that any subsequent statements or filings made in respect of the Employee's employment with the Company, the termination of his employment or this Agreement by the Employee, the Company and any other member of the Company Group shall be consistent with such press release. The Company shall advise each director and executive officer of the Company and each other member of the Company Group in writing of the substance of this Section 10, shall provide a copy of the press release to each of them and shall take reasonable measures to cause each of them to comply with the requirements of the prior sentence.

11. MISCELLANEOUS.

      A. NOTICES. Any notice given pursuant to this Agreement to any party hereto shall be deemed to have been duly given when mailed by registered or certified mail, return receipt requested, or by overnight courier, or when hand delivered as follows:

                        If to the Company:

                        Cognizant Technology Solutions Corporation
                        500 Glenpointe Centre West
                        Teaneck, New Jersey 07666
                        Attention: Chief Executive Officer and General Counsel

                        with a copy to:


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                                                                               9


                        Paul, Weiss, Rifkind, Wharton & Garrison LLP
                        1285 Avenue of the Americas
                        New York, New York 10019-6064
                        Attention: Leslie G. Fagen, Esq.

                        If to the Employee:

                        Kumar Mahadeva
                        1409 Tower Drive
                        Edgewater, New Jersey 07020

                        with a copy to:

                        Milbank, Tweed, Hadley & McCloy LLP
                        1 Chase Manhattan Plaza
                        New York, New York 10005-1413
                        Attention: Frederick C. Kneip, Esq.

or at such other address as either party shall from time to time designate by written notice, in the manner provided herein, to the other party hereto.

      B. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Employee and his heirs, and the Company and its successors and assigns.

      C. TAXES. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws and regulations.

      D. SEVERABILITY. In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect. In addition, if any provision is determined to be invalid or unenforceable due to its duration and/or scope, the duration and/or scope of such provision, as the case may be, shall be reduced, such reduction shall be to the smallest extent necessary to comply with applicable law, and such provision shall be enforceable, in its reduced form, to the fullest extent permitted by applicable law.

      E. COUNTERPARTS. This Agreement may be executed by the Parties on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each of the Parties confirms that any facsimile copy of such Party's executed counterpart of this Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.

      F. NON-ADMISSION. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Employee or on the part of the Company.

      G. NO MITIGATION. The Employee shall not be required to mitigate the amount of any of the payments provided for pursuant to this Agreement by seeking other employment and, to the extent that the Employee obtains or undertakes other employment, such payments will not be reduced by the earnings of the Employee from the other employment.

      H. GOVERNING LAW/DISPUTE RESOLUTION. This Agreement shall be governed by, and coursed in accordance with the internal laws of the State of New York. Any controversy or claim or either of the Parties hereto arising out of, or relating to this Agreement, or breach thereof, shall be settled by arbitration in New York City in accordance with the then current rules of the American Arbitration Association applicable to commercial disputes. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Notwithstanding the preceding sentence, as stated in Section 8 hereof, Section 4 of the Severance Agreement shall survive this Agreement, and any claim made thereunder (including the Company's seeking an injunction), as well as any injunction or temporary, restraining order action pursuant to the last sentence of Section 9 hereof, shall be adjudicated in the state or Federal courts located in the Borough of Manhattan, County of New York, State of New York.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                        COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

                        By: /s/ Steven Schwartz
                            -----------------------------------------
                              Title: General Counsel
                              Name:  Steven Schwartz

                        EMPLOYEE

                        /s/ W. A. Mahadeva
                        ---------------------------------------------
                        Kumar Mahadeva

                                    EXHIBIT A


                         Cognizant APPOINTS XXXX AS CEO

               Founder, Chairman and CEO Kumar Mahadeva to Retire



Teaneck, NJ - December 22, 2003 - Cognizant Technology Solutions Corporation (Nasdaq: CTSH), a leading provider of IT services, today announced that founder, Chairman and CEO, Kumar Mahadeva, is retiring, and that xxxx has been named CEO.

Mr. Mahadeva, who is retiring as Chairman and CEO after 10 years of service to the Company, will remain with Cognizant through April 1, 2004 to assist in completing the transition in leadership. "Since founding Cognizant 10 years ago, we have grown from a 50 person in-house development shop to a 9,000 person global IT leader," said Mr. Mahadeva. "I am proud to have led Cognizant's growth to this point, and to leave xxxx with a strong platform for future growth. Over the last several years, we have built a world-class management team. As a member of this team, xxxx has already played an integral role in the Company's success, and I am confident in his ability to lead Cognizant's next phase of growth."

xxxx's appointment as CEO is effective today.